Exhibit 10.8

EXECUTION VERSION

SALES AND MARKETING SERVICES AGREEMENT

Between

SINA CORPORATION

And

WEIBO CORPORATION

Dated as of March 14, 2014

i

SALES AND MARKETING SERVICES AGREEMENT

This Sales and Marketing Services Agreement (this “Agreement”) is entered into on March 14, 2014 by and between:

Party A: SINA Corporation (“SINA”)

Party B: Weibo Corporation (“Weibo”)

(In this Agreement, the above parties are referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

1.	As of the date hereof, SINA owns 140,000,000 issued and outstanding ordinary shares of Weibo, representing 77.6% of total number of ordinary shares of Weibo on an as-converted basis;

2.	the parties currently contemplate that Weibo will make an initial public offering (“IPO”) pursuant to a Registration Statement on Form F-1 confidentially submitted for review and comment by the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, to be filed publicly with the U.S. Securities and Exchange Commission via its EDGAR system (the date of such public filing, the “Public Filing Date”) following the substantial completion of such review and comment and as financial market conditions permit (as so filed, and as amended thereafter from time to time, the “IPO Registration Statement”);

3.	SINA and Weibo have entered into certain Master Transaction Agreement, dated as of March 14, 2014 (the “Master Transaction Agreement”), which sets forth and memorializes the principal arrangements between SINA and Weibo regarding their relationship from and after the filing of the IPO Registration Statement and the consummation of the IPO, including the entering into of this Agreement; and

4.	the Parties desire that members of SINA Group will continue to provide sales and marketing services to members of Weibo Group.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and undertakings contained herein and the transactions contemplated by the Master Transaction Agreement, the receipt and sufficiency of which are acknowledged, the parties hereby mutually agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specified in this Agreement, in this Agreement, the following terms shall have the meanings prescribed thereto below.

“Advertising” or “Advertisement” means a promotional message in any format that appears on the social media platforms operated by Weibo and its Affiliates for the purpose of publicizing an advertiser’s products or services, whether such format is currently in use or hereafter developed. Current Advertising formats include, without limitation, banner advertising, rich media advertisement, promoted feed, promoted topic and promoted account.

“Affiliate” means, with respect of SINA, an entity established in the PRC under the PRC laws which controls, is controlled by, or is under common control with SINA, and which is engaged in online media business, excluding any entity controlled by Weibo; with respect to Weibo, an entity incorporated in the PRC under the PRC laws, which controls, is controlled by or is under Weibo’s common control with Weibo, and which is engaged in microblogging and social networking business.

“Control” means the power to directly or indirectly direct the management and affairs of a person or entity, whether by ownership of voting equity interest or shares, contractual arrangements or otherwise.

“Public Filing Date” has the meaning assigned to such term in Recital.

“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“SINA” means SINA Corporation, a company established under the laws of the Cayman Islands.

“SINA Group” means SINA and any entity controlled by SINA, excluding any member of the Weibo Group.

“Term” has the meaning prescribed thereto in Article Section 5.1 hereof.

“Weibo” means Weibo Corporation, a company established under the laws of the Cayman Islands.

“Weibo Group” means Weibo and any entity controlled by Weibo, excluding any member of the SINA Group.

ARTICLE 2

SALES AND MARKETING SERVICES

Section 2.1 During the Term (as defined below), SINA agrees to provide, or with respect to any service to be provided by an Affiliate of SINA, to cause such Affiliate to provide, to Weibo, or with respect to any service to the provided to an Affiliate of Weibo, to such Affiliate, the Advertising sales and marketing services (the “Services”) in accordance with the terms and conditions hereunder. For each Advertising campaign, the relevant parties shall enter into a separate advertising placement agreement in accordance with principles set forth hereunder.

Section 2.2 Weibo has the right to determine the Advertising price. Weibo shall give a 30-day prior written notice to SINA on any adjustment of Advertising price. In addition, prior to publication of any Advertisements, Weibo has the right to review and to remove those Advertisements that it reasonably founds unacceptable. Subject to Weibo’s right to review and remove Advertisements as provided in this paragraph, SINA shall have the right to decide whether to accept any Advertising or advertisers.

Section 2.3 The Parties agree that the service fee (“Service Fee”) that Weibo shall pay SINA for its Services hereunder is the actual direct costs (“Direct Costs”) and indirect costs (“Indirect Costs”) of providing such services. Direct Costs shall include labor-related compensation and travel expenses, materials and supplies consumed and agency fees arising from performing the Services. Indirect Costs shall include occupancy, information technology support and other overhead costs of the department incurring the direct costs of providing the service. Weibo shall pay the Service Fee of each calendar quarter to SINA by the last day of that calendar quarter.

Section 2.4 The Parties may enter into any supplemental agreement from time to time to amend the details of the Services, agree on specific amount of Service Fee and/or adjust the payment method of the Service Fee.

ARTICLE 3

PARTIES’ AGREEMENTS

Section 3.1 SINA shall prepare various equipment and personnel as reasonably required to provide the Services, and shall purchase and install new equipment and employ new personnel as reasonably required by Weibo, in order to enable SINA to provide Services of good quality to Weibo under this Agreement. The Parties agree to work together to make periodic forecast of workforce needed to perform the Services so as to assist SINA in allocating sufficient resources for the performance of the Services.

Section 3.2 To facilitate SINA to provide the Services, Weibo shall provide SINA with the relevant materials necessary for offering the Services and as reasonably required by SINA. If SINA is unable to provide the complete Services due to the failure of Weibo or its Affiliate to disclose necessary materials, it shall not constitute SINA’s breach of this Agreement.

Section 3.3 Weibo shall pay the Service Fee to SINA in a timely manner and in full in accordance with this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Each Party represents and warrants to the other Party that:

(a) it is a limited liability company lawfully incorporated and validly existing under the PRC laws, having independent legal person status;

(b) it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may be an independent party to a lawsuit;

(c) it has full internal corporate power and authorization to execute and deliver this Agreement and all other documents related to the transaction contemplated by this Agreement and to be executed by it; it has full power and authorization to consummate the transaction contemplated by this Agreement;

(d) this Agreement is lawfully and duly executed and delivered by it; this Agreement constitutes its lawful and binding obligations, enforceable against it according to the terms of this Agreement;

(e) its execution, delivery and performance of this Agreement do not (i) violate its articles of association or any other constitutional documents, (ii) conflict with any agreement or contract or other document to which it is a party or its property is subject, or (iii) violate or conflict with any applicable law.

ARTICLE 5

TERM

Section 5.1 This Agreement shall come into effect on the Public Filing Date. Unless this Agreement is terminated pursuant to the express provisions of this Agreement or as agreed by the Parties in writing, the valid term of this Agreement shall end on the earlier of (i) the fifteenth anniversary of the commencement of the cooperation period, or (ii) five years after the first date upon which the SINA Group ceases to collectively own in the aggregate at least 20% of the voting power of the then outstanding securities of Weibo (the “Term”). At least one (1) month before the expiration of the Term, the Parties shall consult on the extension of the Term.

Section 5.2 The Parties shall complete the approval and registration formalities to extend the business term three (3) months before the expiration of their respective business term, so as to enable the Term to continue.

Section 5.3 Within one (1) year after termination of this Agreement, the Parties shall still comply with the obligations under Article 6 of this Agreement.

ARTICLE 6

CONFIDENTIALITY

Section 6.1 Regardless of whether this Agreement is terminated or not, each Party shall keep strictly confidential all the business secrets, proprietary information, customer information and all other information of a confidential nature about the other Party known by it during the execution and performance of this Agreement (collectively, the “Confidential Information”). Unless a prior written consent is obtained from the Party disclosing the Confidential Information (the “Disclosing Party”) or unless it is required to be disclosed to third parties according to the stipulation of relevant laws and regulations or the requirement of the place where its affiliate is listed on a stock exchange, the Party receiving the Confidential Information (the “Receiving Party”) shall not disclose to any third party any Confidential Information. The Receiving Party shall not use any Confidential Information other than for the purpose of performing this Agreement.

Section 6.2 The following information shall not be deemed part of the Confidential Information:

(a) any information that has been lawfully acquired by the receiving Party in advance, the evidence of which is substantiated in writing;

(b) any information entering the public domain not attributable to the fault of the Party receiving the information; or

(c) any information lawfully acquired by the Party receiving the information through other sources after its receipt of such information.

Section 6.3 For purpose of performing this Agreement, the Receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals retained by it. However, the Receiving Party shall ensure that the aforesaid persons shall be bound by the relevant terms and conditions of this Article 6. In addition, the Receiving Party shall be responsible for any liability incurred as a result of such persons’ breach of the relevant terms and conditions of this Article 6.

ARTICLE 7

NOTICES

Section 7.1 Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party.

Section 7.2 If any of such notice or other correspondences is transmitted by facsimile or telex, it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; if posted by mail, it shall be treated as delivered five (5) days after posting.

ARTICLE 8

DEFAULTING LIABILITY

Section 8.1 The Parties agree and confirm that, if any Party (the “Defaulting Party”) substantially violates any agreement herein or substantially fails to perform or delays performance of any of the obligations hereunder, such violation, failure or delay shall constitute a default under this Agreement. The non-defaulting Party shall have the right to request the Defaulting Party to rectify or take remedial actions within a reasonable period. If the Defaulting Party fails to rectify or take remedial actions within such reasonable period or within fifteen (15) days after the non-defaulting Party notifies the Defaulting Party in writing requiring rectification, then the non-defaulting Party is entitled to decide at its own discretion to:

(a) terminate this Agreement and require the Defaulting Party to indemnify all of its damages; or

(b) request the Defaulting Party to perform its obligations under this Agreement and require the Defaulting Party to indemnify all of its damages.

Section 8.2 Notwithstanding any other provision herein, the effect of this Article 8 shall not be affected by the termination of this Agreement.

ARTICLE 9

FORCE MAJEURE

If the performance by one Party of this Agreement is directly affected or if one Party cannot perform this Agreement in accordance with the agreed conditions due to any unforeseeable force majeure event or an force majeure event whose consequences cannot be prevented or avoided, including earthquakes, typhoons, floods, fires, wars, computer viruses, design loopholes in software tools, hacker attacks on the Internet, changes to policies or laws, etc, the affected Party shall immediately give a notice by fax to the other Party and shall within fifteen (15) days provide the other Party with supporting documents issued by the relevant government authorities describing the details of the force majeure event and the reason why this Agreement cannot be performed or why the performance needs to be postponed. If the force majeure event lasts more than thirty (30) days, the Parties hereto shall negotiate amicably and as soon as possible determine whether or not part of this Agreement shall be released from performance or whether or not the performance of this Agreement shall be postponed, depending on the degree of impact of this force majeure event on the performance of this Agreement. Each Party shall not be held liable for any economic losses of the other Party caused by such Party’s failure to perform this Agreement completely due to a force majeure event.

ARTICLE 10

MISCELLANEOUS

Section 10.1 This Agreement is executed in two (2) originals, with one (1) original to be retained by each Party hereto.

Section 10.2 The execution, effectiveness, performance, revision, interpretation and termination of this Agreement shall be governed by the laws of the PRC.

Section 10.3 Any dispute arising out of and in connection with this Agreement shall be resolved through consultations among the Parties. In case the Parties fail to reach agreement within thirty (30) days after the dispute arises, such dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with such Commission’s then-effective arbitration rules, and the arbitration award shall be final and binding on the Parties.

Section 10.4 None of the rights, powers or remedies granted to any Party by any provision herein shall preclude any other rights, powers or remedies available to such Party at law and under the other provisions of this Agreement. In addition, the exercising by one Party of any of its rights, powers and remedies shall not exclude such Party from exercising any of its other rights, powers and remedies.

Section 10.5 No failure or delay by a Party in exercising any rights, powers and remedies available to it hereunder or at law (hereinafter, the “Party’s Rights”) shall result in a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall exclude such Party from exercising such rights in any other way and exercising the other Party’s Rights.

Section 10.6 Each provision contained herein shall be severable and independent from each of the other provisions. If any one or more provisions herein become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

Section 10.7 Any amendment or supplement hereto shall be made in writing and shall become effective only upon due execution by the Parties hereto.

Section 10.8 Without the prior written consent of the other Party, each Party shall not transfer any of its rights and/or obligations hereunder to any third party.

Section 10.9 This Agreement shall be binding on the legal successors of the Parties.

Section 10.10 The headings herein are used for reference only, and in no event shall such headings be used for or affect the interpretation of the provisions hereof.

Section 10.11 Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement. Each Party shall be responsible for all taxes payable by it under applicable laws incurred from the execution, performance and consummation of transactions as contemplated hereby.

[Signature page follows]

[EXECUTION PAGE]

IN WITNESS WHEREOF, this Sales and Marketing Services Agreement is executed by the following Parties on the date first written above.

/s/ SINA Corporation

/s/ Weibo Corporation